Exhibit 5.1

[Holland & Knight LLP Letterhead]

May 10, 2005

Hughes Supply, Inc.

One Hughes Way

Orlando, Florida 32805

Ladies and Gentlemen:

We have acted as counsel to Hughes Supply, Inc., a Florida corporation (the “Company”), and to certain subsidiaries of the Company (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 5.50% Senior Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 12, 2004 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 5.50% Senior Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly executed and issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have also assumed, without independent investigation, that (i) other than with regard to the Company, each party to the Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each such party has full power and authority to execute, deliver and perform the Indenture, the Guarantees and/or the Exchange Securities, as applicable, (iii) the execution, delivery and performance of the Indenture, the Guarantees and/or the Exchange Securities, as applicable, (x) have been duly authorized by all necessary action on the part of each such party and (y) do not and will not violate any law or regulation (other than any such law or regulation of the State of New York or the federal government of the United States of America that in our experience is customarily applicable to general business corporations in relation to and in connection with transactions of the type contemplated by the Indenture or the Guarantees), the organizational documents of any such party or any agreement, judgment, injunction, order, decree or other instrument binding on any such party, (iv) all authorizations, approvals or consents of (including any exchange control approval), and all filings or registrations with, any governmental or regulatory authority or agency of the jurisdiction of organization of any such party required in connection with the execution, delivery and performance of the Indenture, the Guarantees and the Exchange Securities have been obtained and (v) the Indenture and the Guarantees have been duly executed and delivered by each such party.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Holland & Knight LLP